Exhibit 10.08
January 5, 2005
Dear Jeff:
     On behalf of the Board of Directors of Shutterfly, Inc. (the “Company”), I am pleased to offer you employment with the Company on the terms set forth in this letter agreement (the “Agreement”).
     1. Position. Commencing on January 17, 2005 (the “Commencement Date”), you will be employed by the Company full time as its President and Chief Executive Officer (“CEO”). You will be the highest ranking executive officer of the Company and will report only to the board of directors of the Company (the “Board”). In this role, you will have overall operating responsibility for the day-today management of the Company, including the authority to hire and/or fire any officer (after consultation with the Board) or any employee of the Company. You will also be appointed to the Board during the term of your employment as CEO. Beginning on the Commencement Date, you will be expected to devote your full working time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the Board or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company; provided, however that you may serve in any capacity with a civic, educational or charitable organization, or as a member of the board of directors or committees thereof of InQ Incorporated or any other company’s board or committee thereof that does not interfere with your duties to the Company. You will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.
     2. Compensation Benefits.
          (a) Salary. Your starting base annual salary will be Two-Hundred Seventy-Five Thousand Dollars ($275,000), payable in accordance with the Company’s normal payroll practices, with such payroll deductions and withholdings as are required by law. Your base salary will be reviewed annually by the Compensation Committee of the Board (the “Committee”).
          (b) Bonus. You will be eligible to receive an annual target bonus equal to up to fifty percent (50%) of your then annual base salary (the “Target Bonus”), as approved by the Committee, based upon your achievement of performance milestones and conditions established for you by the Committee after consultation with you. You will first be eligible to be paid such a bonus at the end of calendar 2005 for the full year.
          (c) Benefits. You will be eligible for normal vacation, health insurance, 401(k) and other benefits offered to Company executives.
     3. Stock Option. Upon the commencement of your employment, the Company will grant you an option under the Company’s 1999 Stock Plan to purchase One Million, Thirty-Eight Thousand, One Hundred and Forty-Six (1,038,146) shares of the Company’s Common Stock (the “Option”), which represents five and one half percent (5.5%) (your “Pro-Rata Percentage”) of the Fully Diluted Capitalization of the Company (as defined below), at an exercise price equal to the fair market value of the Company’s Common Stock on the date of the grant, as determined in good faith by the Board. The “Fully Diluted Capitalization of the Company” shall mean all outstanding securities of the Company (on an as converted or exercised basis) as of the Commencement Date, including all outstanding options and warrants and the unallocated reserved pool under the Company’s equity plans (including any increases thereto related to the Option) and including the Option. The Option will vest over four (4) years as follows: 25% of the total number of shares subject to the Option will vest on the twelve (12) month anniversary of the Commencement Date and thereafter 2.0833% of the total number of shares subject to the Option will vest at the end of each full month of continuous employment. Vesting will depend on your continued employment with the Company and will be subject to the terms of Section 6 of this Agreement and the terms and conditions of the 1999 Stock Plan and related Stock Option Agreement.
     The Option shall be granted as an incentive stock option to the maximum extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and, thereafter, shall be granted as a non-qualified stock option, and such options shall be issued under separate option notices and agreements designated as an incentive stock option or non-qualified stock option, as appropriate.
     In the event you terminate employment with the Company as a result of Involuntary Termination, Termination without Cause or Termination for Disability, each as defined below, you may exercise the vested portions of the Option during the twelve (12) month period commencing on the date of your termination of employment, provided, however, that in no event may the Option be exercised after its expiration date. In the event you terminate employment with the Company as the result of your death, the vested portions of the Option may be exercised during the twelve (12) month period commencing on the date of your death, provided, however, that in no event may the Option be exercised after its expiration date. In the event you terminate employment with the Company as a result of Voluntary Termination or Termination for Cause, you may exercise the vested portions of the Option during the period allowed under the 1999 Stock Plan.
     4. Employment and Termination. Your employment with the Company will be at-will and may be terminated by you or by the Company at any time for any reason as follows:
          (a) You may terminate your employment upon written notice to the Board for “Good Reason,” as defined below (an “Involuntary Termination”);
          (b) You may terminate your employment upon written notice to the Board at any time without Good Reason (“Voluntary Termination”);
          (c) The Company may terminate your employment upon written notice to you at any time following a determination that there is “Cause,” as defined below, for such termination (“Termination for Cause”);
          (d) The Company may terminate your employment upon written notice to you at any time without “Cause,” as defined below, for such termination (“Termination without Cause”);

          (e) Your employment will automatically terminate upon your death or upon your disability as determined by the Board (“Termination for Death or Disability”); provided that “disability” shall mean your complete inability to perform your job responsibilities for a period of one hundred eighty (180) consecutive days or one hundred eighty (180) days in the aggregate in any twelve (12) month period.
     5. Definitions. As used in this Agreement, the following terms have the following meanings:
          (a) “Good Reason” means your resignation within three (3) months following (i) a change in your title of President and CEO or in your reporting to the Board, or a material reduction in your duties or responsibilities that is inconsistent with your position, provided, further, that Good Reason shall also include the circumstance where following a Change of Control, as defined below, you are not the President and CEO of a successor entity to the Company following a Change in Control (or otherwise your duties and responsibilities for such successor entity to the Company are materially reduced from those described in Section 1 herein as would be applied to the successor entity following a Change of Control); (ii) a requirement by the Company that you relocate your principal office to a facility more than 60 (sixty) miles from the Company’s current Redwood City, California headquarters; or (iii) a material reduction in your annual base salary (other than in connection with a general decrease in the salary of all executives of the Company), in any case, without your written consent.
          (b) “Cause” means your (i) gross negligence or willful misconduct in the performance of your duties after a notice is delivered to you which specifically identifies the manner in which the Company believes you have engaged in gross negligence or willful misconduct and you have been provided with a reasonable opportunity to cure any alleged gross negligence or willful misconduct in the performance of your duties; (ii) commission of any act of fraud or material dishonesty with respect to the Company; (iii) conviction of, or plea of guilty or “no contest” to, a felony or a crime of moral turpitude or dishonesty which demonstrably materially damages the Company; (iv) material breach of any proprietary information and inventions agreement with the Company, including the Invention Assignment and Confidentiality Agreement referred to in Section 7 below, or any other unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) repeated failure to follow the lawful written or oral directions of the Board after receiving written notification of such failure from the Board and a reasonable opportunity to cure such failure which shall not be less than 40 days following such notice. No act or. failure to act by you shall be considered “willful” if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of the Company.
          (c) “Change in Control” means (i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of the Company representing fifty (50%) percent of the total voting power of all its then outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; (iii) a sale of substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

     6. Separation Benefits. Upon termination of your employment with the Company for any reason, you will receive payment for all unpaid salary and vacation accrued as of the date of your termination of employment, and your benefits will be continued under the Company’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances, and in all events conditioned upon your execution of a release and waiver of claims against the Company, its officers and directors and stockholders in a form acceptable to the Company, the form of which is attached hereto as Exhibit A, you will be entitled to receive severance benefits as set forth below in addition to those described above, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination.
          (a) In the event of your Voluntary Termination, Termination for Cause or Termination for Death or Disability, you will not be entitled to any cash severance benefits or additional vesting of any Company equity-based awards, including Company stock options.
          (b) In the event of your Termination without Cause or your Involuntary Termination, you will be entitled to (i) a lump sum payment equivalent to your then-current base salary for a period of twelve (12) months and the maximum Target Bonus for the year in which the termination occurred; and (ii) accelerated vesting of that portion of the Option that would have vested over the next twelve (12) months immediately following such Involuntary Termination or Termination without Cause.
          (c) In the event of your Involuntary Termination or Termination without Cause within twelve (12) months following the closing of a Change in Control, in lieu of any payment under Section 6(b) above, you will be entitled to (i) a lump sum payment equivalent to your then-current base salary for a period of fifteen (15) months and the maximum Target Bonus for the year in which the termination occurred plus an additional one fourth (1/4) of the maximum Target Bonus for the year in which the termination occurred; and (ii) accelerated vesting of: (A) if such Change in Control closes within twelve (12) months of the Commencement Date, such portion of the Option so that, when added to your then vested portion of the Option as of the date of such Involuntary Termination or Termination without Cause, you will be vested in total in that number of shares as would have been vested as of the date twenty-four (24) months following the Commencement Date absent your termination; or (B) if such Change in Control closes more than twelve (12) months after the Commencement Date, any portion of the Option that is not vested immediately prior to such Involuntary Termination or Termination without Cause,
          (d) No payments due you hereunder shall be subject to mitigation or offset.
          (e) In the event of your Termination without Cause or Involuntary Termination, the Company will pay the premiums for your COBRA coverage (should you elect to convert your health coverage under COBRA) until the earlier of the following: (A) the 12-month anniversary of your last day of employment with the Company or (B) you become covered by another employer’s health plan.
     7. Confidential Information and Invention Assignment Agreement. On or prior to the Commencement Date, you will sign the Company’s standard form of Invention Assignment and Confidentiality Agreement, a form of which is attached hereto as Exhibit B. Nothing in this Agreement alters the terms and conditions of that Invention Assignment and Confidentiality Agreement.
     8. Arbitration. The parties agree that any dispute regarding the interpretation or enforcement of this Agreement shall be decided by confidential, final and binding arbitration conducted in Santa Clara County by Judicial Arbitration and Mediation Services (“JAMS”) under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum. The prevailing party shall be entitled to receive from the other party its reasonable attorney’s fees and expenses, and all other actual costs and expenses, relating to such arbitration, and of enforcement of JAMS’ decision.
     9. Parachute Payments. In the event that the severance and other benefits provided to you pursuant to this Agreement and any other agreement, benefit, plan, or policy of the Company (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 9, such severance and benefits would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits under this Agreement and any other agreement, benefit, plan, or policy of the Company shall be payable either: (a) in full; or (b) as to such lesser amount which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes (applying the then highest marginal tax rates) and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest mount of severance and other benefits under this Agreement and any other agreement, benefit, plan, or policy of the Company.
     Unless you and the Company otherwise agree in writing, any determination required under this Section 9 shall be made in writing by independent public accountants agreed to by you and the Company (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the applications of Sections 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. ‘The Company shall bear all costs the Accountants may reasonably incur in connection with calculations contemplated by this Section 9.
     Notwithstanding the foregoing, in the event that the severance and other benefits provided to you pursuant to this Agreement and any other agreement, benefit, plan, or policy of the Company constitute “parachute payments” within the meaning of Section 280G of the Code, and provided the Company is not then publicly traded, you may request that the Company seek to obtain the approval of such severance and other benefits by more than 75 percent of the voting power of all outstanding stock of the Company in accordance with Q&A — 7 of the Treasury Regulations under Section 280G of the Code. The Company shall bear all costs incurred in connection with soliciting the requested stockholder approval. If such stockholder approval is obtained then the reduction provisions of the first paragraph of this Section 9 shall not apply.

     10. Indemnification Agreement. Upon your commencement of employment with the Company, the Company will enter into a mutually acceptable standard form of indemnification agreement for officers and directors, to indemnify you against certain liabilities you may incur as an officer or director of the Company.
     11. Nonsolicitation. During the term of your employment with the Company and for one year after the termination of your employment with the Company, you will not, on behalf of yourself or any third party, directly or indirectly, solicit or attempt to induce any employee of the Company to terminate his or her employment with the Company, except (i) that you may on your behalf (or on behalf of a third party) engage in a general solicitation for employment, provided that neither you nor such third party, at your direction, have targeted such recruitment efforts at the Company, (ii) that you may on your behalf (or on behalf of a third party) employ any person who either responds to such general solicitation or otherwise contacts you or such third party on his or her own initiative without solicitation or encouragement, directly or indirectly, by you or such third party, or (iii) following cessation of employment by an employee of the Company, without any solicitation or encouragement, directly or indirectly, by you or such third party.
     12. Reimbursement of Legal Expenses. The Company agrees to bear all expenses related to the drafting, negotiation and execution of this Agreement, including the reasonable fees and expenses of your counsel, Morrison & Foerster LLP, in an amount not to exceed $15,000, such limit determined on an after-tax basis so that all such fees and expenses plus your taxes associated with such payment are paid by the Company (applying the then highest marginal tax rates).
     13. D&O Insurance. You acknowledge that the Company currently does not maintain directors’ and officers’ liability insurance coverage. Within 90 days following the Commencement Date, it is acknowledged that you will recommend to the Board directors’ and officers’ liability insurance coverage for all of the Company’s directors and officers with a reputable insurance company or association in such customary amounts and in such customary form as would reasonably be expected for the Company and that the Board will in reasonable good faith evaluate such insurance for adoption by the Company at that time.
     14. Liquidation Bonus Plan. Promptly following the Commencement Date, the Board will adopt a bonus plan (the “Liquidation Bonus Plan”) and thereupon seek any requisite stockholder approvals for such plan. The Liquidation Bonus Plan will provide that in the event of a liquidation, dissolution, or winding up of the Company, including in connection with the events described in sub-section 2(e)(i) of Article IV of the Company’s restated certificate of incorporation filed August 27, 2004 (the “Restated Certificate") (any of these events, a “Liquidation”), you will be entitled to receive as a bonus a portion (the “Bonus Portion’) of the proceeds of such Liquidation which are available fox distribution to the Company’s stockholders. The Bonus Portion will equal (i) your Current Vested Percentage (as defined below) multiplied by the aggregate amount of the proceeds of any such Liquidation which, before giving effect to the Liquidation Bonus Plan, are available for distribution to the Company’s stockholders, minus (ii) the sum of (A) the aggregate exercise price under the Option of the shares which represent the Current Vested Percentage, to the extent you have not already paid such exercise price to the Company, and (B) any amounts which you receive in connection with the Liquidation in respect of the shares of Common Stock subject to the Option. For purposes of this paragraph your “Current Vested Percentage” shall equal (x) a percentage determined by dividing the then actual number of your vested shares under the Option (including such number of shares that have become vested under the Option by virtue of Section 6) by the aggregate number of shares of the Company’s Common Stock subject to the Option (except that if a Liquidation occurs during the first twelve (12) months following the Commencement Date, such percentage described in this sub-section 14(x) shall in no event be less than 25%), multiplied by (y) your Pro-Rata Percentage. Any Bonus Portion, including as applicable portions thereof, shall be payable to you at such time(s) and in such form(s) of consideration, including as applicable in proportions thereof, as the proceeds of the Liquidation are paid to the Company’s stockholders in connection with the Liquidation. For purposes of calculating any Bonus Portion, the value of any non-cash proceeds of the Liquidation shall be determined in accordance with sub-section 2(e)(ii) of Article IV the Restated Certificate. The Liquidation Bonus Plan and any rights under this Section 14 shall terminate upon the Company’s closing of an initial public offering as defined in sub-section B.4.(b)(i) of Article IV of the Restated Certificate.
     15. Rights of First Offer. The Company agrees that, subject to obtaining requisite stockholder consents, you shall have rights of first offer with respect to future sales of Shares (as defined below) by the Company on substantially the terms and. conditions of the rights of first offer held by “Major Investors” under Section 2.4 of the Company’s Fourth Amended and Restated Investor Rights Agreement, dated October 11, 2002 (the “Rights Agreement”) subject to the following: (i) for purposes of this Section 15, “Shares" will be defined as set forth in Section 2.4 of the Rights Agreement; (ii) for purposes of calculating under Section 2.4(b) of the Rights Agreement the portion of the Shares you may elect to purchase, such portion will equal up to the proportion that the number of shares of Common Stock subject to the Option bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion of all convertible securities); and (iii) for clarity, in addition to the issuances carved out from the rights of first offer in Section 2.4(d) (i) through (viii) of the Rights Agreement, the rights of first offer held by you shall also not be applicable to any options or other stock grants made from the unallocated reserved pool under the Company’s equity plans, as such pool may from time-to-time be increased by the Board in its sole discretion. Promptly following the Commencement Date the Company shall in good faith seek all requisite stockholder approval to provide you with the rights described in this Section 15.
     16. Miscellaneous.
          (a) Absence of Conflicts. You represent that your performance of your duties under this Agreement will not breach any other agreement as to which you are a party.
          (b) Entire Agreement. This Agreement, including the attached exhibits, if any, represents the entire agreement between the parties concerning the subject matter of your employment by the Company.
          (c) Successors. This Agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement.

          (d) Notices. Notices hereunder must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to Company in writing. Notices to Company will be addressed to its Chairman of the Board at Company’s corporate headquarters.
          (e) Waiver. No provision of this Agreement will be modified or waived except in writing signed by you and an officer of Company duly authorized by the Board. No waiver by either party of any breach of this agreement by the other party will be considered a waiver of any other breach of this Agreement.
          (f) Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.
     17. Acceptance. This offer will remain open until January 7, 2005 and your start date will be January 17, 2005. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Agreement and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.
     We look forward to the opportunity to welcome you to the Company.

Best regards,

/s/ Nancy Schoendorf

Nancy Schoendorf
Member of Board of Directors
Shutterfly, Inc.

Accepted:

1/5/05

/s/ Jeff Housenbold

Jeff Housenbold
cc: Board of Directors, Shutterfly, Inc.

EXHIBIT A
GENERAL RELEASE AGREEMENT
     Pursuant to the terms of the parties’ Letter Agreement (the “Agreement”) dated January ___, 2005, Jeff Housenbold (“Employee”) and Shutterfly, Inc. (“Company”) agree to the following General Release Agreement (“Release”).
     1. Waiver of Claims. In consideration for the Company’s payments and promises set forth in Section 2 of the Agreement, Employee agrees to hereby release and waive any and all claims he may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively "Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of his employment or separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based upon disability or under the Americans with Disabilities Act. By signing below, Employee expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR”
The Company and Employee agree that the waiver and release set forth in this section shall be and remain in effect as to the matters released. The waiver and release do not extend to any obligations of the Company created under the Agreement, nor do they affect in any way Employee’s rights to be indemnified by the Company pursuant td California Labor Code Section 2802 and California Corporations Code Section 317 for any acts or omissions by Employee during his employment with the Company.
     2. Return of Company Property. Employee hereby represents and warrants to the Company that he has returned all real or intangible property or data of the Company of any type whatsoever that has been in his possession or control, provided that, Employee may retain the two Company laptops and the Blackberry hardware device that the Company has previously provided to him, provided that on or before the Resignation Date Employee deletes all Company data and materials stored on the laptops and device and electronically transmit same to the Company.

     3. Proprietary Information and Invention Assignment Agreement. Employee hereby acknowledges that he is bound by the Proprietary Information and Inventions Agreement signed by him and that as a result of his employment with the Company he had access to the Company’s Proprietary Information and will continue to have access to the Company’s Proprietary Information (as defined in the Proprietary Information and Inventions Assignment Agreement), and that he will continue to hold all Proprietary Information in strictest confidence and that he will not make use of such Proprietary Information on behalf of anyone.
     4. Legal and Equitable Remedies, The parties have the right to enforce the Agreement and/or the Release and any of the provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies the parties may have at law or in equity for breach of the Agreement
     5. Confidentiality. The contents, terms and conditions of the Agreement and/or Release must be kept confidential by Employee and may not be disclosed except to his immediate family, accountant or attorneys or pursuant to subpoena or court order. Any breach of this confidentiality provision will be deemed a material breach of the Agreement and the Release.
     6. No Admission of Liability. The Agreement and Release are not and shall not be construed or contended by Employee to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. The Agreement and the Release shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.
     7. Entire Agreement. The Agreement and the Release constitute the entire agreement between Employee and the Releasees with respect to the subject matter hereof and supersede all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the Employee Invention Agreement referred to above. Employee acknowledges that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in the Agreement or the Release for the purpose of inducing him to execute the Release, and Employee acknowledges that he has executed this Release in reliance only upon such promises, representations and warranties as are contained herein.
     8. Arbitration. Employee and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to Employee’s employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, claims regarding commission, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be Mitten and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery authorized by the California Arbitration Act or that the arbitrator deems necessary for Employee and the Company to vindicate their respective claims or defenses. The arbitration will take place in San Mateo County or, at Employee’s option, the county in which Employee primarily worked with the Company at the time when the arbitrable dispute or claim first arose.
Employee and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or costs that Employee would not be required to bear if he had brought the dispute or claim in court. Both the Company and Employee will be responsible for their own attorney’s fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award,
This arbitration provision does not apply to the following: (a) workers’ compensation or unemployment insurance claims or (b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either Employee or the Company (whether or not arising under the Proprietary Information and Inventions Assignment Agreement between Employee and the Company).
     9. Modification. It is expressly agreed that this Release may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Release, executed by authorized representatives of each of the parties.
     10. Review of Agreement and Effective Date of Release. The Company hereby advises Employee to consult with his own attorney concerning the terms of this Release. He understands that he may take up to twenty-one (21) days to consider this Release and, by signing below, affirms that he was advised to consult with an attorney prior to signing this Release. Employee also understands he may revoke this Release within seven (7) days of signing this document. This Release will be effective on the 8th day after Employee signs it.

Shutterfly

By:

Its:

Accepted and agreed to by:

Date:

Jeff Housenbold

EXHIBIT B
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
     The following confines an agreement between me (Jeff Housenbold), and Shutterfly, Inc., a Delaware corporation (the “Company”), which is a material part of the consideration for my employment by Company:
     1. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.
     2. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”) and I will promptly disclose all Inventions to Company. I will also disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company and its agents and attorneys-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If anything created by me prior to my employment relates in any way to Company’s actual or proposed business, I have listed it on Appendix B. If I use or (except pursuant to this Section 2) disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company, Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.
     3. To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

     4. I agree that all Inventions and all other business, technical and financial information (including, without limitation, the Company’s business plan, proposed products and services, proposed names, marks and other identifiers, and the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.
     5. I acknowledge and reaffirm my nonsolicitation obligations under Section 11 of the Agreement.
     6. I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.
     7. I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terns and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.
     8. I agree that my obligations under paragraphs 2, 3, 4 and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, it subsidiaries, successors and assigns.
     9. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s)

shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies.
     I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

, 2005	Employee

Signature

Jeff Housenbold
Accepted and agreed to:
SHUTTERFLY.COM, INC.

Signature

Name (Printed)

Title

APPENDIX A
     California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.
     (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
     (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
     (2) Result from any work performed by the employee for his employer.
     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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APPENDIX B
PRIOR MATTER

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